Exhibit 99.1

TRC Reports Fiscal 2005 Second Quarter and First Half Results

Windsor, CT  —  February 3, 2005  —  TRC (NYSE:TRR) today announced operating results for the second quarter and first half of fiscal 2005.

Second Quarter Results

Gross revenue for the second quarter ended December 31, 2004 was $95.8 million compared to $97.3 million for the second quarter of fiscal 2004.  Net service revenue for the second quarter of fiscal 2005 was $58.6 million compared to $60.3 million for the same period of the prior year.

Net income for the second quarter of fiscal 2005 was $2.5 million, or $0.16 per diluted share.  This compares to net income for the second quarter of fiscal 2004 of $3.7 million, or $0.24 per diluted share.  Cash flows from operations were $7.7 million during this year’s second quarter compared to $5.3 million for the same period last year.

TRC’s revenue and earnings performance for the second quarter was affected by the temporary postponement of several large government-related emissions tests and unexpected softness in the transportation market.  In addition, approximately $0.8 million in non-operating income related to cost savings generated on an environmental remediation project that had been expected in the second quarter is now anticipated in the third quarter.

“Based on our backlog of approximately $260 million at December 31, 2004 and our expectation for further modest expansion of the U.S. economy, we expect growth in net service revenue and net income for fiscal 2005 as a whole,” said Chairman and Chief Executive Officer Dick Ellison.

“We continue to believe that TRC is on a sustainable long-term growth path,” Ellison said.  “The many operational enhancements we implemented during the past year have increased our efficiency and our control of the business.  We also made progress during the second quarter in the implementation of our strategic plan.  Notable accomplishments included the award of one of the largest environmental remediation projects in TRC’s history by BNSF Railway Company and a large Exit Strategy contract by Tecumseh Products Company, as well as the development of three strategic acquisitions that will expand our core practices in key niche markets and high-growth geographic areas.”

First Half Results

Gross revenue for the first six months of fiscal 2005 was $185.4 million compared to $187.6 million for the first six months of fiscal 2004.  Net service revenue for the first six months of fiscal 2005 increased to $119.0 million from $116.9 million for the same period of the prior year.

Net income for the first six months of fiscal 2005 was $5.4 million, or $0.34 per diluted share, after a charge for the cumulative effect of an accounting change of $0.6 million (net of income taxes), or $0.04 per share.  Prior to this charge, net income was $6.0 million, or $0.38 per diluted share.  This compares to net income for the first six months of fiscal 2004 of $6.7 million, or $0.44 per diluted share.

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TRC

5 Waterside Crossing  •  Windsor, Connecticut 06095

Telephone 860-298-9692  •  Fax 860-298-6291

Conference Call

TRC will host a conference call at 11:00 a.m. EST today.  A simultaneous WebCast may be accessed from the Investor Center link at www.TRCsolutions.com.  A replay will be available after 1:00 p.m. ET at this same Internet address, or at (800) 633-8284, reservation #21230686.

About TRC

Named one of FORTUNE Magazine’s 100 Fastest Growing Companies in 2003, Forbes Top 200 Best Small Companies and Business Week’s Top 100 Hot Growth Companies, TRC is a customer-focused company that creates and implements sophisticated and innovative solutions to the challenges facing America’s environmental, infrastructure, power, and transportation markets.  The Company is also a leading provider of technical, financial, risk management, and construction services to both industry and government customers across the country.  For more information, visit TRC’s website at www.TRCsolutions.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or other words of similar import. You should consider statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance, the uncertainty of our operational and growth strategies, the challenges inherent in integrating newly acquired businesses, regulatory uncertainty, the availability of funding for government projects, the level of demand for the Company’s services, product acceptance, industry-wide competitive factors, the ability to continue to attract and retain highly skilled and qualified personnel, and political, economic, or other conditions. Furthermore, market trends are subject to changes, which could adversely affect future results.  See additional discussion in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission.

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TRC COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands, except per share data)	2004	2003	2004	2003

Gross revenue	$95,760	$97,282	$185,417	$187,601
Less subcontractor costs and direct charges	37,128	36,990	66,444	70,743
Net service revenue	58,632	60,292	118,973	116,858

Operating costs and expenses:
Cost of services	49,725	50,078	99,927	97,536
General and administrative expenses	2,686	2,164	4,951	4,447
Depreciation and amortization	1,519	1,434	2,972	2,860
	53,930	53,676	107,850	104,843

Income from operations	4,702	6,616	11,123	12,015
Interest expense	470	365	893	739

Income before taxes	4,232	6,251	10,230	11,276
Federal and state income tax provision	1,735	2,563	4,194	4,573

Income before accounting change	2,497	3,688	6,036	6,703
Cumulative effect of accounting change, net of income taxes of $409	—	—	(589)	—

Net income	2,497	3,688	5,447	6,703

Dividends and accretion charges on preferred stock	178	204	401	371

Net income available to common shareholders	$2,319	$3,484	$5,046	$6,332

Basic earnings per common share:
Before accounting change	$0.17	$0.26	$0.40	$0.47
Cumulative effect of accounting change	0.00	0.00	(0.04)	0.00
	$0.17	$0.26	$0.36	$0.47

Diluted earnings per common share:
Before accounting change	$0.16	$0.24	$0.38	$0.44
Cumulative effect of accounting change	0.00	0.00	(0.04)	0.00
	$0.16	$0.24	$0.34	$0.44

Average shares outstanding:
Basic	13,991	13,583	13,949	13,541
Diluted	14,814	14,522	14,765	15,395

TRC COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)	Dec. 31, 2004	Jun. 30, 2004
ASSETS
Current assets:
Cash	$1,768	$3,468
Accounts receivable, less allowances for doubtful accounts	126,145	116,704
Insurance recoverable - environmental remediation	4,489	1,647
Income taxes refundable	115	656
Deferred income tax benefits	1,177	312
Prepaid expenses and other current assets	2,975	2,130
	136,669	124,917
Property and equipment, at cost	46,607	44,612
Less accumulated depreciation and amortization	29,886	27,569
	16,721	17,043
Goodwill	116,859	111,829
Investments in and advances to unconsolidated affiliates and construction joint ventures	6,936	7,030
Long-term insurance receivable	8,317	2,879
Long-term insurance recoverable - environmental remediation	33,623	13,358
Other assets	10,585	5,961
	$329,710	$283,017

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,000	$1,229
Accounts payable	21,810	16,024
Accrued compensation and benefits	11,874	13,811
Billings in advance of revenue earned	11,493	6,338
Environmental remediation liability	4,489	1,647
Other accrued liabilities	11,643	8,014
	62,309	47,063
Non-current liabilities:
Long-term debt, net of current portion	43,442	41,398
Deferred income taxes	9,020	8,578
Long-term environmental remediation liability	33,623	13,358
	86,085	63,334
Mandatorily redeemable preferred stock	14,882	14,823
Shareholders’ equity:
Capital stock:
Preferred, $.10 par value; 500,000 shares authorized, 15,000 issued as mandatorily redeemable, liquidation preference of $15,000	—	—
Common, $.10 par value; 30,000,000 shares authorized, 15,060,557 and 14,117,578 shares issued and outstanding, respectively, at December 31, 2004 and 14,837,657 and 13,894,678 shares issued and outstanding, respectively, at June 30, 2004	1,506	1,484
Additional paid-in capital	102,138	98,570
Retained earnings	65,687	60,640
	169,331	160,694
Less treasury stock, at cost	2,897	2,897
	166,434	157,797
	$329,710	$283,017